UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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MEDTOX SCIENTIFIC, INC.

 (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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MEDTOX SCIENTIFIC, INC.
402 West County Road D
St. Paul, Minnesota  55112

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 21, 2012

NOTICE IS HEREBY GIVEN that the annual meeting of the stockholders of MEDTOX SCIENTIFIC, INC., a Delaware corporation, will be held at The Radisson Hotel, located at 2540 North Cleveland Avenue, Roseville, Minnesota on Monday, May 21, 2012, at 4:00 p.m. (CDT) for the following purposes:

1.	To elect two directors to serve on our Board of Directors, each to serve for a three-year term or until his successor is elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

3.	To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

In accordance with the provisions of our bylaws, the Board of Directors has fixed the close of business on March 26, 2012, as the record date for the determination of the holders of the shares of our common stock entitled to notice of, and to vote at, the annual meeting and at any adjournment or postponement of the annual meeting.

Your attention is directed to the accompanying proxy statement.

You are requested to date, sign and mail the enclosed proxy, or to vote your shares by telephone or over the internet, as promptly as possible, whether or not you expect to attend the meeting in person.

By Order of the Board of Directors,

/s/ Richard J. Braun
Chairman of the Board, President and Chief
Executive Officer
St. Paul, Minnesota
April 2, 2012

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:  The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com.

MEDTOX SCIENTIFIC INC.
402 West County Road D
St. Paul, Minnesota  55112

PROXY STATEMENT

   ANNUAL MEETING OF STOCKHOLDERS
May 21, 2012

The Board of Directors of MEDTOX Scientific, Inc., a Delaware corporation (the “Company”, “we”, “us” or “our”) is sending these proxy materials to you on or about April 11, 2012, in connection with the Board’s solicitation of proxies for use at our 2012 annual meeting of stockholders and at any adjournment of the meeting.  The meeting is scheduled to take place on May 21, 2012, at 4:00 p.m. (CDT) at The Radisson Hotel, located at 2540 North Cleveland Avenue, Roseville, Minnesota.

The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and most highly paid executive officers, and certain other required information.

We are paying for the solicitation of proxies, including the cost of preparing, printing and mailing this proxy statement, the proxy card and any additional information furnished to stockholders in connection with the matters to be voted on at the annual meeting.  Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of our common stock beneficially owned by others for forwarding to the beneficial owners.  We will reimburse persons representing beneficial owners for their reasonable out-of-pocket expenses in forwarding solicitation materials to the beneficial owners.

The solicitation of proxies through this proxy statement may be supplemented by telephone, facsimile or personal solicitation by directors, officers or other Company employees.  No additional compensation will be paid to directors, officers or other Company employees for their services in soliciting proxies.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

There are two proposals scheduled to be voted on at the annual meeting:

•	the election of two director nominees, each to serve on our Board of Directors for a three-year term or until his successor is elected and qualified; and

•	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

As of the date of this proxy statement, we are not aware of any other matters that will be presented for consideration at the meeting.

THE VOTING PROCESS

Record Date

All shares of our common stock, par value $0.15 per share, owned by you as of the close of business on March 26, 2012, the record date for the determination of stockholders entitled to notice of, and the right to vote at, the annual meeting (the “Record Date”), may be voted by you.  These shares include those held directly in your name as the stockholder of record, and held for you as the beneficial owner through a stockbroker, bank or other nominee.  As of the close of business on the Record Date, we had 8,943,990 shares of common stock outstanding and entitled to vote.  Each holder of record of shares of our common stock outstanding on the Record Date will be entitled to one vote for each share held on all matters to be voted on at the annual meeting.

Voting Your Shares at the Annual Meeting or by Proxy

Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting.  If you choose to do so, please bring the enclosed proxy card and proof of identification.  Shares beneficially owned may be voted by you if you receive and present at the annual meeting a proxy from your broker or nominee, together with proof of identification.  Even if you plan to attend the annual meeting, we recommend that you also return your completed proxy card, or vote your shares by telephone or over the internet, so that your vote will be counted if you later decide not to attend the annual meeting.  If you need directions to the annual meeting to vote in person, please go to our website at www.medtox.com.

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the annual meeting.  You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee.  You may do this by marking, dating and signing your proxy card or, for shares held in street name, the voting instruction card provided by your broker or nominee, and mailing it in the enclosed, self-addressed, postage pre-paid envelope.  No postage is required if mailed in the United States.  You may also vote your shares by telephone or over the internet by following the instructions on the proxy card.  If you vote by telephone or over the internet, you do not need to return your proxy card by mail.  Internet and telephone voting facilities will close at 11:59 p.m., Eastern time, on May 20, 2012.

If you receive more than one proxy or voting instruction card, it means that your shares are registered differently or are in more than one account.

Quorum Requirement

In accordance with our bylaws, the presence in person or by proxy of a majority of the shares of the Company’s common stock issued and outstanding and entitled to vote on the Record Date is required for a quorum at the annual meeting.  All shares that are voted “FOR” or “AGAINST” any matter, votes that are “WITHHELD” for Board nominees, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum.

“Broker non-votes” include shares for which a bank, broker or other nominee (i.e., record) holder has not received voting instructions from the beneficial owner and for which the nominee holder does not have discretionary power to vote on a particular matter.  Under the rules that govern brokers who are record holders of shares that are held in brokerage accounts for the beneficial owners of the shares, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on routine matters but have no discretion to vote such uninstructed shares on non-routine matters.  The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 (Proposal No. 2) is considered routine under applicable rules.  The election of directors (Proposal No. 1) is considered non-routine under applicable rules.  Pursuant to recent amendments to the New York Stock Exchange (“NYSE”) rules, the election of directors is no longer a routine matter and brokers will not have discretion to vote shares on the election of directors.  This NYSE rule governs all brokers.  Consequently, this amendment affects all public companies that have shares held in “street name,” not just NYSE-listed companies.

If a quorum is not present at the annual meeting, a vote for adjournment will be taken among the stockholders present or represented by proxy.  If, in accordance with our bylaws, a majority of the stockholders present or represented by proxy vote for adjournment, it is our intention to adjourn the meeting until a later date and to vote proxies received at such adjourned meeting.

How You May Vote Your Shares on the Proposals; Vote Required

In the election of the directors, you may vote “FOR” each nominee or your vote may be “WITHHELD” with respect to each nominee.  A director is elected by a plurality of the votes cast by the holders of shares entitled to vote.  Accordingly, the nominees receiving the greatest number of votes cast will be elected.  In the election of the directors, votes that are “WITHHELD” and broker non-votes will not have an effect on the outcome of the vote.

For the proposal regarding the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012, you may vote “FOR”, “AGAINST” or “ABSTAIN”.  The Audit Committee will consider the outcome of the vote with respect to the proposal in its decision to appoint an independent registered public accounting firm next year, but is not bound by the stockholders' vote.

If you sign your proxy card without indicating your vote on the proposals, your shares will be voted in accordance with the recommendations of the Board.

All votes will be tabulated by an independent party, and such independent party and certain representatives of the Company will act as voting inspectors at the annual meeting.

Revoking Your Proxy

A proxy may be revoked by:

•	delivery of written notice of revocation to the Secretary of the Company at its principal executive offices located at 402 West County Road D, St. Paul, Minnesota 55112;

•	the execution and delivery of a subsequent proxy that is properly signed and bears a later date; or

•	attending the annual meeting and notifying the election officials that you wish to revoke your proxy and vote in person.

Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

If you have instructed a broker, trustee or other nominee to vote your shares, you must follow the directions received from your broker, trustee or other nominee to change those instructions.

Voting Results

We will announce preliminary voting results at the annual meeting and publish final results in a Form 8-K which will be filed within four business days of the annual meeting.

Confidentiality of Your Vote

Proxy cards, ballots and voting tabulations that identify individual stockholders and are mailed or returned to the Company will be handled in a manner intended to protect your voting privacy.  Your vote will not be disclosed except (1) as needed to permit the Company to tabulate and certify the vote, (2) as required by law, or (3) in other limited circumstances.  Additionally, all comments written on a proxy card or elsewhere will be forwarded to the Company’s management, but your identity will be kept confidential unless you ask that your name be disclosed.

Voting on Other Matters

Our bylaws limit the matters presented at the annual meeting to those in the notice of the annual meeting and those otherwise properly brought before the meeting.  We do not expect any other matter to come before the meeting.  If any other matters are presented at the annual meeting, your signed proxy gives the individuals named as proxies authority to vote your shares on such matters at their discretion.

2011 Annual Report

A copy of our annual report to stockholders for the Company’s fiscal year ended December 31, 2011 (without exhibits), accompanies this proxy statement.  Stockholders may also obtain, free of charge, a copy of the annual report or the exhibits thereto by writing to the Company, 402 West County Road D, St. Paul, Minnesota 55112, Attention: Corporate Secretary.  The annual report does not constitute proxy soliciting materials.

HOUSEHOLDING

The rules of the Securities and Exchange Commission (SEC) allow delivery of a single proxy statement and annual report to households at which two or more stockholders reside.  Accordingly, stockholders sharing an address who have been previously notified by their broker or its intermediary will receive only one copy of the proxy statement and annual report, unless the stockholder has provided contrary instructions. Individual proxy cards or voting instruction forms (or electronic voting facilities) will, however, continue to be provided for each stockholder account.  This procedure, referred to as “householding”, reduces the volume of duplicate information you receive, as well as our expenses.  If your family has multiple accounts, you may have received a householding notification from your broker earlier this year and, consequently, you may receive only one proxy statement and annual report.  If you prefer to receive separate copies of our proxy statement or annual report, either now or in the future, we will promptly deliver, upon your written or oral request, a separate copy of the proxy statement or annual report, as requested, to any stockholder at your address to which a single copy was delivered. Notice should be given to us by mail at 402 West County Road D, St. Paul, Minnesota 55112, Attention: Secretary, or by telephone at (651) 636-7466. If you are currently a stockholder sharing an address with another stockholder and wish to have only one proxy statement and annual report delivered to the household in the future, please contact us at the same address or telephone number.

COMMON STOCK OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information available to us as of March 26, 2012, regarding the beneficial ownership of our common stock by (i) each person, or group of affiliated persons, known by us to beneficially own more than five percent (5%) of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of our named executive officers listed in the Summary Compensation Table appearing on page 27 of this proxy statement, and (iv) all of our directors and executive officers as a group.

Except as otherwise noted, the number of shares owned and percentage ownership in the following table is based on 8,943,990 shares of common stock outstanding on March 26, 2012.  The address of each director and executive officer listed in the table is c/o MEDTOX Scientific, Inc., 402 West County Road D, St. Paul, Minnesota 55112.
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Common Stock Outstanding

5% Stockholders:
Kopp Investment Advisors, LLC** 8400 Normandale Lake Boulevard, Suite 1450 Bloomington, Minnesota 55437	794,464 (2)	8.89%
Mairs and Power, Inc.** 332 Minnesota Street W-1520 First National Bank Building St. Paul, Minnesota 55101	580,605 (3)	6.49%
Riverbridge Partners, LLC** 801 Nicollet Mall, Suite 600 Minneapolis, Minnesota 55402	555,133 (4)	6.21%
BlackRock Inc.** 40 East 52nd Street New York, New York 10022	539,088 (5)	6.03%
Wasatch Advisors, Inc.** 150 Social Hall Avenue Salt Lake City, Utah 84111	516,874 (6)	5.78%

Directors and Executive Officers:
Directors
Richard J. Braun	516,931	5.78%
Brian P. Johnson	66,102	*
Robert J. Marzec	42,906	*
Samuel C. Powell, Ph.D.	334,157	3.74%
Robert A. Rudell	66,701	*

Named Executive Officers (excluding any Director above)
B. Mitchell Owens	177,744 (7)	1.98%
Susan E. Puskas	146,516 (8)	1.63%
James A. Schoonover	173,963 (9)	1.94%
Kevin J. Wiersma	161,835 (10)	1.80%

All Directors and Executive Officers as a Group (10 persons)	1,693,012 (11)	18.56%
__________
*           Represents less than one percent of the outstanding shares of our common stock.
**         As of December 31, 2011.

(1)
We have determined beneficial ownership in accordance with the rules of the SEC.  These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or dispositive power with respect to those securities.  In addition, the rules require us to include shares of common stock issuable upon the exercise of stock options that are either immediately exercisable or exercisable within 60 days of March 26, 2012.  These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.  Unless otherwise indicated, we believe that the persons or entities identified in this table have sole voting and dispositive power with respect to all shares shown as beneficially owned by them.

(2)
Kopp Investment Advisors, LLC filed a Schedule 13G/A on January 6, 2012, on behalf of itself, Kopp Holding Company, LLC, and LeRoy C. Kopp, disclosing that it has shared voting power and shared dispositive power with respect to 736,684 and 794,464 shares of common stock, respectively.  Kopp Investment Advisors, LLC is an investment advisor and is wholly-owned by Kopp Holding Company, LLC, which is controlled by Mr. Kopp.

(3)
Mairs and Power, Inc. filed a Schedule 13G/A on February 10, 2012, disclosing that it has sole power to vote and sole dispositive power with respect to 533,100 and 580,605 shares of common stock, respectively.  Mairs and Power, Inc. is an investment advisor.

(4)
Riverbridge Partners, LLC filed a Schedule 13G/A on February 6, 2012, disclosing that it has sole power to vote and sole dispositive power with respect to 401,524 and 555,133 shares of common stock, respectively.  Riverbridge Partners, LLC is an investment advisor.

(5)
BlackRock Inc. filed a Schedule 13G on February 9, 2012, disclosing that it has sole power to vote and sole dispositive power with respect to 539,088 shares of common stock.  BlackRock Inc. is an investment advisor.

(6)
Wasatch Advisors, Inc. filed a Schedule 13G on February 14, 2012, disclosing that it has sole power to vote and sole dispositive power with respect to 516,874 shares of common stock.  Wasatch Advisors, Inc. is an investment advisor.

(7)	Includes 45,000 shares of common stock issuable upon the exercise of stock options held by Mr. Owens.

(8)	Includes 45,000 shares of common stock issuable upon the exercise of stock options held by Ms. Puskas.

(9)	Includes 45,000 shares of common stock issuable upon the exercise of stock options held by Mr. Schoonover.

(10)	Includes 45,000 shares of common stock issuable upon the exercise of stock options held by Mr. Wiersma.

(11)	Includes 180,000 shares of common stock issuable upon the exercise of stock options.

PROPOSAL 1

ELECTION OF DIRECTORS

Our bylaws provide that the members of our Board of Directors shall be divided into three classes.  Generally, each class of directors is elected for a term expiring at the annual meeting of stockholders to be held three years after the date of election.

Our bylaws allow our Board to establish the number of directors from time to time by resolution passed by a majority of the whole Board, provided that the number of directors shall not be less than three, nor more than twelve, individuals.  At present, the Board has fixed the number of directors at five individuals.

The Board of Directors has nominated two individuals for election at this year’s annual meeting, who are recommended by at least a majority of the independent directors serving on the Corporate Governance and Risk Management Committee, to serve as our directors for a three-year term or until their respective successors have been elected and qualified.  The nominees are current Board members.  The nominees have indicated a willingness to serve if elected.

The directors will be elected by the plurality vote of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote.  All duly submitted and unrevoked proxies will be voted for the nominees selected by our Board, except where authorization so to vote is withheld.

Our Board recommends that you vote FOR the election of the nominees for director.

Information About Director Nominees and Other Directors

Information concerning the director nominees, as well as each of our other current directors, is set forth below:

Nominees for Director

Samuel C. Powell, Ph.D.
age 59, director since 1986
Dr. Powell served as Chairman of the Board of Directors from November 1987 to June 1994, and has served as a director of the Company since September 1986.  Dr. Powell served as Chairman of the Board and Chief Executive Officer of Granite Technological Enterprises from January 1984 until its acquisition by the Company in June 1986.  Since 1987, he has been President of Powell Enterprises, based in Burlington, North Carolina, offering financial and management services to a group of business and real estate ventures.  Dr. Powell holds a Ph.D. from Loyola University, a Master of Science degree from Old Dominion University and a bachelor's degree from Virginia Military Institute.  Dr. Powell serves as a director of Carolina Biological Supply Company, an unrelated private corporation.  Dr. Powell served on the North Carolina Board of Science and Technology from 1989 to 1995, and also served as a board member and Chairman of the North Carolina State Alcoholism Research Authority.  Dr. Powell brings relevant scientific expertise to the Board and has a long history with the Company and its predecessors. This institutional history assists the Board and the Company in its decision making and planning processes.

Robert A. Rudell, MBA
age 63, director since 2002
Mr. Rudell was appointed as a director by the members of the Board in April 2002. In 1996, Mr. Rudell, now retired, joined Zurich Scudder Retirement Services as President, and from 1998 to 2002 held the positions of Chief Operating Officer and Chairman of the management committee of Zurich Scudder Investments, a New York City-based asset management firm that is part of Deutsche Asset Management. From 1990 to 1996, he served as President of American Express Institutional Services.  Prior to 1990, Mr. Rudell served in a variety of research, marketing and senior management positions with American Express Financial Advisors.  Mr. Rudell received his Master’s degree in Business Administration from the University of Minnesota.  Mr. Rudell also serves on the boards of the Optimum Mutual Funds, Heartland Funds, Bloodhound Investment Research, Inc. and American Investors Bank & Mortgage. Mr. Rudell has an extensive background in the investment field as it relates to institutional equity markets. This experience is beneficial to the Company due to its publicly traded status.  His prior senior executive experience in an administrative capacity with large and sophisticated companies, qualifies him to provide leadership as Chairman of the Compensation Committee.

Class Whose Term Expires in 2013

Brian P. Johnson, MBA
age 62, director since 2000
and lead director since 2004
Mr. Johnson was appointed as a director by the members of the Board in June 2000.  Mr. Johnson was an Executive Vice President for RAIN Source Capital, Inc., which manages venture capital funds until his retirement on December 31, 2009.  Mr. Johnson holds a bachelor's degree from the University of South Dakota and a Master of Business Administration degree from the University of St. Thomas.  He has also served on 30 company and civic boards during his career. During his twenty-five plus years in the venture capital business, Mr. Johnson served on the boards of a number of medical diagnostic companies that developed and sold FDA cleared products. Since the Company is subject to FDA regulation in a number of areas Mr. Johnson is able to provide valuable advice and input. Mr. Johnson’s prior board experience makes him well qualified to be the lead director and Chair of the Corporate Governance and Risk Management Committee.

Robert J. Marzec, MBA, CPA
age 67, director since 2002
Mr. Marzec was appointed as a director by the members of the Board in September 2002.  Mr. Marzec retired in July 2002 as a partner in PricewaterhouseCoopers LLP.  He was admitted to the firm’s partnership in 1979 and was the managing partner of the firm’s Minneapolis office from 1991 to 1998.  Mr. Marzec holds a Master’s degree in Business Administration from DePaul University, and a bachelor's degree from Northwestern University.  Mr. Marzec serves on the Boards of Apogee Enterprises, Inc. and CUNA Mutual Group and served on the Board of Health Fitness Corporation from May 2004 through February 2010.  He also serves on a number of civic boards and committees.  Mr. Marzec’s professional experience, education and credentials are invaluable to his role as financial expert and Chair of the Audit Committee.

Class Whose Term Expires in 2014

Richard J. Braun, MBA, JD
age 67, director since 1996
Mr. Braun was named Chairman of the Board of Directors and appointed as our President on October 26, 2000.  Mr. Braun was named a director and appointed as our Chief Executive Officer in July 1996.  From 1994 until joining the Company, Mr. Braun acted as a private investor and provided management consulting services to the health care and technology industries.  From 1992 until 1994, he served as Chief Operating Officer and as a director of EBP, Inc., a New York Stock Exchange-listed company engaged in managed care.  From 1989 through 1991, Mr. Braun served as Executive Vice President, Chief Operating Officer and as a director of Reich and Tang L.P., a New York Stock Exchange-listed investment advisory and broker dealer firm.  Mr. Braun holds a J.D. from the University of Iowa, College of Law, and a Master of Business Administration degree and a bachelor's degree from the University of St. Thomas. Mr. Braun has served on a number of public company boards and has been a corporate director and executive for over twenty five years. That experience enables him to effectively act as a director and chair of the board of the Company.

ADDITIONAL INFORMATION ABOUT THE BOARD OF DIRECTORS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Upon the recommendation of the Audit Committee, the Board adopted a related party transactions' policy, which specifies the Company’s policies and procedures regarding transactions between the Company and its employees, officers, directors and any of their respective family members.  The Company’s Compliance Officer is responsible for (a) ensuring that the policy is distributed to all of the Company’s officers, directors and other managers, and (b) requiring that any proposed related party transaction be presented to the Audit Committee for consideration before the Company enters into any such transaction.  This policy can be found on the Company’s website (www.medtox.com) under “Investors – Corporate Governance”.

It is the Company’s policy to prohibit all related party transactions unless the Audit Committee determines in advance of the Company’s entering into any such transaction that there is a compelling business reason to enter into such a transaction.  There is a general presumption that the Audit Committee will not approve a related party transaction with the Company; however, the Audit Committee may approve a related party transaction in accordance with the policy.  In reviewing and approving any Related Party Transaction or any material amendment thereto, the Audit Committee must:

•
satisfy itself that it has been fully informed as to the related party's relationship and interest and as to the material facts of the proposed Related Party Transaction or the proposed material amendment to such transaction; and

•	determine that the Related Party Transaction or material amendment thereto is fair to the Company.

Other than as described below, there were no related party transactions arising or existing during 2011 requiring disclosure under applicable Nasdaq listing standards, SEC rules and regulations or the Company’s policy and procedures.

 Lease Agreements with Dr. Samuel C. Powell

In March 2001, the Company entered into a 10-year lease of the Burlington, North Carolina production facility for an annual base rent of $197,000, exclusive of operating expenses.  In addition, under the lease $600,000 of tenant improvements made to the building by the Company are being amortized over the life of the lease as additional rent.  The Company received $300,000 for reimbursement of tenant improvements completed in 2001.  Effective February 2003, the Company entered into a month-to-month lease of a warehousing and distribution facility in an adjacent building for a monthly rent of $9,400, exclusive of operating expenses.  These facilities have always been owned and leased to the Company by Dr. Powell, a director of the Company.  In 2003, the Company completed additional tenant improvements to the premises of $300,000.  In November 2003, the Company amended and restated these leases.  Under the terms of the amended and restated lease, the original leases have been combined and the expiration of the amended and restated lease has been extended to March 31, 2016.  In January 2008, the Company prepaid $430,000 of the lease agreement for the facilities leased from the director relating to the leasehold improvements after determining that the prepayment would be financially beneficial to the Company.  The prepayment was recorded as prepaid rent in other assets (long-term) in the Company's consolidated balance sheet and will continue to be amortized over the remaining life of the lease as additional rent.  In 2011, the annual base rent was $444,000, exclusive of operating expenses, and including a Consumer Price Index adjustment and amortization of the $600,000 of improvements.  The Company has the exclusive option and right to purchase the facilities from the director according to the terms and conditions defined in the lease agreement.  The Company believes it is renting these facilities on terms similar to those available from third parties for equivalent premises based upon review of prevailing market rates at the time of lease renewal.

Board and Board Committee Member Independence

Under applicable Nasdaq listing standards, a majority of the members of our Board of Directors must qualify as “independent”, as affirmatively determined by the Board.  The Board has determined that a majority of its members are “independent” within the meaning of the Nasdaq listing standards.  Specifically, the following members of the Board have been determined to be independent: Brian P. Johnson (a continuing director), Robert J. Marzec (a continuing director) and Robert A. Rudell (a director nominee).  The Board has determined that Dr. Samuel C. Powell is not “independent” under applicable Nasdaq listing standards as a result of our being a party to a lease agreement with Dr. Powell, as landlord, with respect to our Burlington, North Carolina production facility.  Mr. Braun, our President and Chief Executive Officer, is also not “independent” under the Nasdaq listing standards.

Consistent with the requirements of the SEC, Nasdaq and general corporate “best practices”, our Board of Directors reviews all relevant transactions or relationships between each director and the Company, our senior management and our independent auditors.  During this review, the Board considers whether there are any transactions or relationships between directors or any of their immediate family members (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder) and members of the Company’s senior management or their affiliates.  The Board consults with the Company’s corporate counsel whenever there are changes to a director's status or any new transactions or relationships to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independence”, including those set forth in pertinent Nasdaq listing standards, as in effect from time to time.

Each of the Compensation Committee and the Corporate Governance and Risk Management Committee of the Board is comprised entirely of directors who are independent within the meaning of the Nasdaq listing standards, and each of the members of the Audit Committee is independent under applicable Nasdaq listing standards and SEC rules.  All members of the Board’s Executive Committee are independent, except for Mr. Braun.

Board Leadership Structure

The Board believes that the Company’s Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy.  Independent directors and management have different perspectives and roles in strategy development. The Company’s independent directors bring experience, oversight and expertise from outside the Company and industry, while the Chief Executive Officer brings Company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and Chief Executive Officer, together with an independent lead director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

Our designated lead director is Brian P. Johnson.  Mr. Johnson was elected by and from among the independent board members.  The lead director’s duties include:

•	Presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors.
•	Serving as liaison between the Chairman and the independent directors.
•	Approving meeting agendas for the Board.
•	Approving meeting schedules to assure that there is sufficient time for discussion of all agenda items.
•	Calling meetings of the independent directors.
•	Ensuring that he is available for consultation and direct communication, if requested by stockholders.

Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each, and the Board receives regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic and reputational risks.  The Corporate Governance and Risk Management Committee has primary responsibility for reviewing and consulting with management to identify the major risks confronted by the Company with respect to its enterprise and operations.  This Committee oversees the development and implementation of risk management policies and procedures for the Company, monitors such policies and procedures, and reviews, at least annually, such policies.  This Committee also reviews, consults with management and makes recommendations to the Board with respect to such areas of risk.  In addition, the Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements, and the Audit Committee oversees management of financial risks.  While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks and has overall risk management oversight responsibility.

Director Attendance at Annual Meetings of the Stockholders

Directors’ attendance at annual meetings of our stockholders can provide stockholders with an opportunity to communicate with directors about issues affecting the Company.  We encourage, but do not require, our directors to attend annual meetings of stockholders.  All of our directors attended the 2011 annual meeting of our stockholders held on June 9, 2011.

Board and Board Committee Meetings

The Board held five meetings (including regularly scheduled, telephonic and special meetings) during the year ended December 31, 2011.  Each director attended 100% of the meetings of the Board and any Board committee on which he served. In addition to the meetings held by the Board and Board committees in 2011, the directors and Board committee members communicated informally to discuss the affairs of the Company and, when appropriate, took formal Board and committee action by unanimous written consent of all directors or committee members, in accordance with Delaware law, in lieu of holding formal meetings.  The non-employee directors met five times in 2011 without any management directors or employees present.

Board Committees

The charters for the Audit Committee, the Compensation Committee, the Corporate Governance and Risk Management Committee and the Executive Committee are available on our website (www.medtox.com) at “Investors – Corporate Governance”.  The current membership of and information about each of our Board committees are shown below.

Audit Committee

Current Members Robert J. Marzec (Chairman) Brian P. Johnson Robert A. Rudell
Committee Functions:

• Reviews the Company’s quarterly and annual financial statements with management and the Company’s independent registered public accounting firm.
• Oversees financial and operational matters involving accounting, corporate finance, internal and independent auditing, and internal control over financial reporting.
• Has sole authority to select, evaluate, replace, compensate and oversee the Company’s independent registered public accounting firm.
• Has the sole authority to approve non-audit and audit services to be performed by the independent registered public accounting firm.
• Monitors the independence and performance of the independent registered public accounting firm.
• Provides an avenue of communications among the independent registered public accounting firm, management and the Board.
• Reviews and approves all permissible “related party transactions”.

The Board has determined that Mr. Marzec is an “audit committee financial expert” as defined by SEC rules.  As noted above, Mr. Marzec is “independent” within the meaning of the Nasdaq listing standards and SEC rules applicable to audit committee members.  The designation of Mr. Marzec as an audit committee financial expert does not impose on Mr. Marzec any duties, obligations or liability that are greater than the duties, obligations and liability imposed on Mr. Marzec as a member of the Audit Committee and the Board of Directors in the absence of such designation or identification.

Number of Meetings held in 2011: 7

Compensation Committee

Current Members Robert A. Rudell (Chairman) Brian P. Johnson Robert J. Marzec
Committee Functions:

• Determines total executive compensation policy (including salary, bonus, long-term incentives and benefits) and guiding principles for corporate officers and reviews such policy annually.
• Reviews all components of compensation for non-management directors.
• Reviews management of retirement, pension, and health and welfare plans established for the Company’s employees.
• Determines appropriate benchmarks for total compensation and benefit plan design for corporate officers.

Number of Meetings held in 2011: 2

Corporate Governance and Risk Management Committee

Current Members: Brian P. Johnson (Chairman) Robert J. Marzec Robert A. Rudell
Committee Functions:

• Develops and recommends to the Board a set of Corporate Governance Principles that are consistent with generally accepted “best practices” in corporate governance.
• Reviews the Board’s and the Company’s corporate governance policies and practices, at least annually, to ensure compliance with the Corporate Governance Principles.
• Develops, implements and administers a process whereby the Chief Executive Officer provides an annual report to the Board on management depth and development.
• Identifies, reviews and recommends to the Board for its approval individuals qualified to become members of the Board and its committees.
• Reviews and consults with management to identify the major risks confronted by the Company with respect to its enterprise and operations.
• Oversees the development and implementation of risk management policies and procedures for the Company, monitors such policies and procedures, and reviews, at least annually, such policies.
• Reviews, consults with management and makes recommendations to the Board with respect to such areas of risk.

Number of Meetings held in 2011: 1

Executive Committee

Current Members: Richard J. Braun (Chairman) Brian P. Johnson Robert J. Marzec Robert A. Rudell	Committee Functions: •The Executive Committee exercises all the powers and authorities of the Board in interim periods between meetings of the Board and reports all of its actions to the full Board.
Number of Meetings held in 2011:  None

Corporate Governance and Risk Management Committee Matters

The Corporate Governance and Risk Management Committee of our Board of Directors has not adopted a nominating policy regarding director nominee proposals by stockholders, believing that the procedures set forth in the Company’s bylaws with respect to a stockholder’s submission of a proposal for consideration at a meeting of stockholders serve the purpose.  Those procedures are described in the discussion under “Stockholder Proposals for 2013 Annual Meeting” included on page 40.  Stockholders are free at any time to recommend a nominee to be considered by the Board by submitting a written proposal to the Secretary of the Company at the Company’s principal executive offices located at 402 West County Road D, St. Paul, Minnesota 55112.

The independent directors will consider the attributes of the candidates and the needs of the Board and will review all candidates in the same manner, regardless of the source of the recommendation.  In evaluating director nominees, a candidate should have certain minimum qualifications, including the ability to read and understand basic financial statements, familiarity with our business and industry, high moral character and mature judgment, and the ability to work collegially with others.  In addition, factors such as the following will be considered:

•	appropriate size and diversity of the Board;
•	needs of the Board with respect to particular talent and experience;
•	knowledge, skills and experience of the nominee;
•	time availability, service on other boards of directors and their committees;
•	any material relationships with the Company or any of its affiliates;
•	familiarity with domestic and international business affairs;
•	legal and regulatory requirements;
•	appreciation of the relationship of our business to the changing needs of society; and
•	desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by a new member.

Candidates for director nominees are evaluated by the Corporate Governance and Risk Management Committee in the context of the current composition of the Board, the Company’s operating requirements and the long-term interests of the Company’s stockholders.  The Corporate Governance and Risk Management Committee uses its network of contacts to compile a list of potential candidates and may also engage, if it deems appropriate, a professional search firm.  In the case of new director candidates, the Corporate Governance and Risk Management Committee will seek to determine whether the nominee is independent under applicable Nasdaq listing standards, SEC rules and regulations and with the advice of counsel, if necessary.  The Corporate Governance and Risk Management Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board.  In the case of incumbent directors whose terms of office are set to expire, the Corporate Governance and Risk Management Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence.  The Corporate Governance and Risk Management Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee or nominees for recommendation to the Board by majority vote.  The Corporate Governance and Risk Management Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate is recommended by a stockholder or not.  To date, the Corporate Governance and Risk Management Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.

The Corporate Governance and Risk Management Committee does not have a formal policy with respect to diversity; however, the Board and the Corporate Governance and Risk Management Committee believe that it is important that the Board members represent diverse viewpoints.  The Corporate Governance and Risk Management Committee focuses on issues such as diversity of education, professional experience, gender, race and national origin, and differences in viewpoints and skills.  In considering candidates for the Board, the Corporate Governance and Risk Management Committee considers the entirety of each candidate’s credentials in the context of these standards.  The Corporate Governance and Risk Management Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.  Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Compensation Committee Matters

The Compensation Committee of our Board of Directors acts on behalf of the Board to establish the compensation of our executive officers and provides oversight of the implementation of compensation arrangements to further the Board’s compensation philosophy.  The Compensation Committee also acts as the oversight committee with respect to our incentive compensation plans covering executive officers and other senior management.  In overseeing those plans, the Compensation Committee has the sole authority for day-to-day administration and interpretation of the plans.  The Compensation Committee has the authority to engage outside advisors to assist the Compensation Committee in the performance of its duties; the Compensation Committee may not delegate this authority to others.  The Compensation Committee’s primary processes for establishing and overseeing executive compensation, including the role of executive officers in determining or recommending executive compensation and the role of external compensation consultants, can be found under the caption “Executive Compensation – Compensation Discussion and Analysis” located on page 19.

The Board of Directors sets non-management directors’ compensation at the recommendation of the Compensation Committee.  On an annual basis, the Company’s management provides the Compensation Committee with information relating to director compensation paid by comparable companies.  The Compensation Committee uses this information in making its recommendations to the Board.  Information regarding director compensation amounts paid in 2011 can be found in the Director Compensation Table located on page 35.  The Director Compensation Table is preceded by narrative text describing director compensation arrangements currently in effect.  The Compensation Committee and our Board believe that (i) director compensation should fairly compensate directors for work required in a company of our size and scope, (ii) such compensation should align our directors’ interests with the long-term interests of our stockholders, and (iii) the structure of director compensation should be simple, transparent and easy for stockholders to understand.

Code of Ethics

We have adopted the MEDTOX Scientific, Inc. Code of Ethics for senior financial and executive officers and directors (“Code of Ethics”).  The Code of Ethics is available on our website (www.medtox.com) at “Investors – Corporate Governance” or at no charge to anyone who sends a request for a paper copy to MEDTOX Scientific, Inc., 402 West County Road D, St. Paul, Minnesota 55112.  If we make any substantive amendments to the Code of Ethics or grant a waiver, including any implicit waiver, to any of our directors or executive officers under any provision of the Code of Ethics, we will disclose the nature of such amendments or waiver on our website or in a report on Form 8-K (Item 5.05) filed with the SEC.

Stockholder Communications with the Board

Stockholders and other interested persons may communicate in writing with our Board of Directors, any of its committees, or with any of its non-management directors by sending written communications to: MEDTOX Scientific, Inc., Attention: Secretary, 402 West County Road D, St. Paul, Minnesota 55112.  All such communications should prominently indicate on the outside of the envelope that it is intended for the Board of Directors, a Board committee or one or more of the Board’s non-management directors.  If no committee or director is specified, the communication will be forwarded to the lead director.

Policies on Reporting Certain Concerns Regarding Accounting and Other Matters

We have adopted policies on the reporting of concerns to our Audit Committee regarding any suspected misconduct, illegal activities or fraud, including any questionable accounting, internal accounting controls or auditing matters, or misconduct.  Any person who has a concern regarding any misconduct by any Company employee, including any executive officer, or any agent of the Company, may submit that concern to: MEDTOX Scientific, Inc., Attention: Secretary, 402 West County Road D, St. Paul, Minnesota 55112.  Employees may communicate all concerns regarding any misconduct to our Compliance Officer, Kevin J. Wiersma, and/or the Audit Committee on a confidential and anonymous basis through the Company’s “whistleblower” hotline, the compliance communication phone number established by the Company: 1-800-835-5870.  Any communication received through the toll-free number is promptly reported to the Company’s Compliance Officer, as well as other appropriate persons within the Company.

 EXECUTIVE OFFICERS

Our executive officers as of the date of this proxy statement are as follows:

Name	Age	Position
Richard J. Braun	67	President, Chief Executive Officer, and Chairman of the Board
Kevin J. Wiersma	50	Vice President, Chief Administrative Officer, and Chief Financial Officer of MEDTOX Scientific, Inc., and Chief Operating Officer - Forensic Laboratory Operations
James A. Schoonover	55	Vice President, Sales and Marketing and Chief Marketing Officer
B. Mitchell Owens	55	Vice President and Chief Operating Officer of MEDTOX Diagnostics, Inc.
Susan E. Puskas	61	Vice President, Quality Assurance, Regulatory Affairs, and Chief Operating Officer - Clinical Laboratory Operations
Angela M. Lacis	37	Corporate Controller and Principal Accounting Officer

Information with respect to each of our executive officers other than Richard J. Braun is provided below.  Information regarding Mr. Braun, who is a director as well as an executive officer of the Company, has been previously provided in this proxy statement on page 9.

Kevin J. Wiersma was appointed Chief Administrative Officer on June 15, 2010.  He was named Chief Financial Officer on May 22, 2002 and Chief Operating Officer on July 17, 2000. He was named Vice President on July 20, 1998. Mr. Wiersma joined MEDTOX Laboratories in 1992 and continued with the Company following its acquisition by MEDTOX Scientific, Inc. Mr. Wiersma has served in various positions relating to finance and operations management within the Company.

James A. Schoonover, MBA, was appointed Vice President of Sales and Marketing and Chief Marketing Officer on July 17, 2000. Mr. Schoonover joined the Company in August 1997 and has more than 30 years of experience in sales, public relations and sales management for a variety of service companies.  Prior to joining MEDTOX Scientific, Inc., Mr. Schoonover was a Division Vice President for the medical services subsidiary of Olsten Corporation.

B. Mitchell Owens, MBA, was appointed Vice President and Chief Operating Officer of MEDTOX Diagnostics, Inc. on July 17, 2000. Mr. Owens has over 20 years of experience in the diagnostics industry. He joined the Company in 1988 and has served in various positions, including Director of Operations and General Manager. Prior to joining the Company, Mr. Owens was employed by GTE Technical Products Division and Kayser-Roth Corporation in related operations management positions.

Susan E. Puskas, MT (ASCP) SC, was appointed Chief Operating Officer, Clinical Laboratory Operations on June 15, 2010, in addition to her position as Vice President, Quality Assurance and Regulatory Affairs which she has held since May 23, 2002. Ms. Puskas is a board certified Medical Technologist and Specialist in Clinical Chemistry through the American Society of Clinical Pathologists. Ms. Puskas has been with MEDTOX since 1991. With over 35 years of clinical laboratory experience (greater than 30 years as a director/manager/supervisor), she oversees the quality systems and regulatory affairs of the Company as well as the clinical laboratory operations.

Angela M. Lacis, CPA (inactive), was appointed Corporate Controller on April 15, 2010, and serves as our Principal Accounting Officer.  Ms. Lacis has over 15 years of finance and accounting experience.  She joined MEDTOX Laboratories in 2000 and has served in various positions relating to finance.  Ms. Lacis  served as the Company's Internal Financial Auditor from March of 2007 until April 2010.  From June 2003 to March 2007, she served as Corporate Controller and Principal Accounting Officer.

Each of our executive officers is appointed by and serves at the direction of the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our directors and executive officers, and the beneficial owners of greater than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities of the Company.  Directors, executive officers and such beneficial owners are required by SEC regulations to furnish us with copies of all reports they file under Section 16(a).

To our knowledge, based solely on our review of the copies of such reports (and amendments to such reports) furnished to us and written representations from our directors and executive officers that no other reports were required, we are not aware of any required Section 16(a) reports that were not filed on a timely basis with respect to the fiscal year ended December 31, 2011.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee of our Board of Directors, referred to in this Compensation Discussion and Analysis section as the “Committee”, has responsibility for establishing, implementing and continually monitoring adherence with the Board’s compensation philosophy.

Compensation Philosophy and Objectives

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific strategic goals by the Company, and which aligns executives’ interests with those of the stockholders by rewarding performance that meets or exceeds those goals, with the ultimate objective of improving stockholder value.

To execute our compensation philosophy, we adhere to the following principles:
•	variable compensation should comprise a significant part of an executive’s compensation;
•	both compensation opportunities provided to executive officers and the realizable values of those opportunities should vary significantly with performance achievements; and
•	compensation opportunities for executive officers must be evaluated against those offered by companies similar in size and scope of operations.

Consideration of Most Recent Say on Pay Vote

At the annual meeting of stockholders on June 9, 2011, over 99% of the shares voted were voted in support of the compensation of our named executive officers, as discussed and disclosed in the 2011 proxy statement. The Committee appreciates and values the views of our stockholders. In considering the results of this most recent advisory vote on executive compensation, the Committee concluded that the compensation paid to our named executive officers and the Company’s overall pay practices enjoy strong stockholder support. No significant changes were made to our executive compensation program for 2012 as a result of the advisory vote.

Also at the annual meeting of stockholders on June 9, 2011, our stockholders expressed a preference that advisory votes on named executive officer compensation occur every three years. Consistent with this preference, the Board determined to implement an advisory vote on named executive officer compensation every three years until the next required vote on the frequency of stockholder votes on the compensation of named executive officers, which will occur no later than the 2017 annual meeting.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions with respect to the named executive officers and approves recommendations by the Company’s Chief Executive Officer regarding awards to other executives of the Company.  The Committee and Chief Executive Officer annually review the performance of each named executive officer (other than the Chief Executive Officer, whose performance is reviewed solely by the Committee). The Committee can exercise its discretion in modifying any recommended adjustments or awards to executives.

Setting Executive Compensation

Based on the compensation philosophy and objectives described above, the Committee has structured the Company’s incentive-based executive compensation to motivate executives to achieve the financial and other performance goals set by the Company and reward the executives for achieving such goals.  A significant percentage of our named executive officers’ total compensation is in the form of incentive compensation, payable only if the performance goals are achieved.

The Committee regularly evaluates levels of compensation paid to our named executive officers to ensure that the Company maintains its ability to attract and retain highly qualified and industrious executives and that compensation provided to these key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies.

The Committee has engaged Dean Group Consulting (DGC), an outside compensation consulting firm, to conduct an annual review of the Committee’s total compensation program for our named executive officers.  DGC provides the Committee with relevant market data and alternatives to consider when making compensation decisions with respect to our executive officers. DGC utilizes the Economic Research Institute (ERI) Survey which is a comprehensive database purchased by over 75% of the Fortune 500 companies.  The database consists of many of the most widely used published survey sources as well as national proxy data. DGC also provides specific data for a small group of similar type organizations in the Executive Compensation Report.

DGC utilized the 2010 ERI survey and compensation information regarding 15 comparable sized companies within the same industry as the Company, which are referred to in this proxy statement as the Peer Group, for purposes of assessing the elements and amounts of executive compensation to be paid to our executive officers in 2011.  The ERI survey includes information relating to private companies of comparable size, in terms of number of employees and revenues, to the Company. The Peer Group list consists of comparably sized public companies in Life Sciences and Health Care related businesses. The Committee reviews information provided by DGC to determine the appropriate level and mix of compensation.  The Committee generally sets compensation for its named executive officers for target level performance at the median to 75th percentile of compensation paid to similarly situated executives of the companies included in the survey data. This reflects the Committee’s expectation that, over the long term, the Company will continue to generate financial results in excess of the average of its peer group.  Deviations from this target range may occur as dictated by the experience level of the individual and market factors.  The companies used in the Peer Group are as follows:

Peer Group
Almost Family, Inc.
ATS Medical, Inc.
Bio Reference Laboratories, Inc.
Cardiovascular Systems, Inc.
Clinical Data, Inc.
Genomic Health, Inc.
Genoptix, Inc.
HearUSA, Inc.
IntegraMed America, Inc.
NightHawk Radiology Holdings, Inc.
OraSure Technologies, Inc.
SurModics, Inc.
Synovis Life Technologies, Inc.
Vascular Solutions, Inc.
Vital Images, Inc.

ERI does not provide a listing of the companies used for confidentiality reasons.

In September 2010, DGC submitted to the Committee a report that included information about the competitiveness of the Company’s compensation program.  Based on the survey data, DGC advised the Committee that:

•	The base salary levels are conservatively competitive and could be elevated (based on performance and budget considerations).

•
The total cash compensation of our named executive officers, consisting principally of salary plus incentive compensation paid under the Company’s Executive Incentive Compensation Plan (EICP), is competitive and reasonable.  The total cash compensation opportunity is quite competitive and generally falls approximately at the 75th percentile of the market when performance exceeds EICP objectives.

•
The Company’s cash compensation levels for our named executive officers are consistent with the Company’s total cash compensation philosophy, which promotes highly competitive variable cash awards for high levels of performance, with less emphasis on base salary (fixed compensation).

•	The Company’s Long-Term Incentive Plan (LTIP), which provides our named executive officers with long-term capital accumulation opportunities, is fair, competitive and well-designed.

2011 Executive Compensation Components

In 2011, the principal components of compensation for our named executive officers were:

•	base salary;
•	performance-based cash compensation under the EICP;
•	performance-based cash compensation under the LTIP; and
•	retirement and other benefits.

Base Salary

The Committee provides our named executive officers with base salary to compensate them for services rendered during the fiscal year.  While a significant portion of compensation paid to our named executive officers is variable and tied to performance, the Committee believes that competitive base salaries must be paid to keep our executive talent and provide an appropriate level of immediately available compensation. Base salary is targeted at the midpoint of the established base salary range. Using market data, a base salary range is developed for each named executive officer taking into consideration his or her position, scope of responsibility, prior experience, breadth of knowledge and increases in cost of living indexes.    The Committee considers each named executive officer’s compensation relative to the Company’s other named executive officers. The Committee and, in the case of the Vice Presidents, the Chief Executive Officer also considers the individual performance of each of our executive officers.

Salary levels are typically considered on an annual basis as part of the Company’s performance review process, as well as upon a promotion or other change in job responsibilities. Merit increases based on the individual’s performance are made when the Committee, with the input of the Chief Executive Officer, deems appropriate. For 2011, base salaries remained unchanged for Mr. Braun, Mr. Schoonover, Mr. Wiersma, and Ms. Puskas.  Base salary was increased 5.7% for Mr. Owens.

Performance-Based Incentive Compensation under the Executive Incentive Compensation Plan

The Committee adopted the Company’s current Executive Incentive Compensation Plan effective January 1, 2004.  The EICP provides for the Company’s payment of incentive compensation, in the form of cash awards, in any calendar year the Committee deems appropriate, with the payment and amount of such awards being contingent on the achievement of financial goals established by the Committee.  Bonus opportunities under the EICP are structured so that the target total annual cash compensation (base salary plus target EICP) approximates the median to 75th percentile of market practice because the Committee believes that the Company’s performance is in the 75th percentile. Accordingly the Committee sets aggressive targets to align performance goals with the Company’s targeted positioning.  Financial goals may be expressed, for example, in terms of the Company’s revenues, earnings per share, stock price, return on equity, net earnings, net earnings growth, cash flow, return on assets and/or total stockholder return.  Historically, the financial performance goals have related to the Company’s performance to encourage a team focus on the part of the Company’s executive officers.  In 2011, the Committee established financial performance goals related to the Company’s operating income, revenues, operating cash flow, and selling, adjusted general and administrative expenses (SG&A) as a percentage of sales.

The plan establishes that performance goals determined by the Committee are to include:

•	a threshold level of performance, below which no award amount is to be paid;

•	a target level of performance (based on the Company’s internal budget), at which an award in an amount equal to a specified percentage of the executive officer’s base salary is to be paid; and

•	a maximum level of performance, above which no additional award amount is to be paid.

For 2011, the Committee established the following threshold, target and maximum incentive award opportunities, each expressed as a percentage of the applicable named executive officer’s base salary:

Position	Threshold	Target	Maximum
Chief Executive Officer	20%	100%	200%
Vice President, Chief Administrative Officer, and Chief Financial Officer of MEDTOX Scientific, Inc., and Chief Operating Officer - Forensic Laboratory Operations	15%	75%	150%
Vice President, Sales and Marketing and Chief Marketing Officer	15%	75%	150%
Vice President and Chief Operating Officer of MEDTOX Diagnostics, Inc.	15%	75%	150%
Vice President, Quality Assurance, Regulatory Affairs, and Chief Operating Officer - Clinical Laboratory Operations	15%	75%	150%

For 2011, the Committee also established, for each performance goal, six different levels of potential awards under the EICP, each stated as a percentage of the maximum award.  The award at the threshold level was 10% of the maximum level.  The other levels of potential awards were 15%, 25%, 50%, 75% and 100% of the maximum level.

The Committee establishes the relative weighting of each of the performance goals at the time the goals are set, which typically occurs near the end of the fiscal year prior to the year for which the performance goals are to apply.  The performance goals are developed with the benefit of the Company’s internal budget for the upcoming fiscal year.  For 2011, the weighting was as follows: operating income, 35%; revenues, 30%; operating cash flow, 20%; and SG&A as a percentage of sales, 15%.

The threshold, target, and maximum performance goals and the actual results for 2011 were as follows:

Goals and Weighting	Threshold	Target	Maximum	Results 2011	Percentage of Maximum

Operating Income (35%)	$5,200,000	$6,100,000	$7,500,000	$7,172,000	30.90%

Revenues (30%)	$98,900,000	$105,500,000	$108,750,000	$108,187,000	27.69%

Operating Cash Flow (20%)	$10,400,000	$11,600,000	$12,400,000	$14,365,000	20.00%

SG&A % of Sales (15%)	33.0%	31.5%	30.5%	32.4%	2.55%

Total					81.14%*

* For 2011, the actual performance goal attained was 81.14%, which applies to the LTIP deferred amounts, but the compensation committee limited the short term bonus to the actual dollar amount accrued as expense in 2011. That amount is $36,275.

For 2011, the bonus payments were as follows:  Mr. Braun - $12,891, Mr. Schoonover - $5,846, Mr. Wiersma - $5,846, Ms. Puskas - $5,846, and Mr. Owens - $5,846.

Each performance goal under the EICP is earned independent of the other performance goals.  Accordingly, an award can be earned upon the satisfaction of some, but not all, of the performance goals.

The Committee also has the authority to increase or decrease the amount of any award otherwise due upon the attainment of the applicable performance goal, provided the maximum award is not exceeded.

Performance-Based Incentive Compensation under the Long-Term Incentive Plan

Prior to the end of 2003, long-term incentive compensation paid to our named executive officers principally consisted of grants of stock options and shares of restricted stock under an equity compensation plan that expired in September 2003.  In addition, the Committee has in the past granted to various existing and former executive employees, including Mr. Braun, non-qualified options to purchase shares of our common stock.  These grants were made on an individual basis and not under the equity compensation plan.  In 2003, with the uncertainty surrounding the accounting and regulatory treatment of stock option plans, and the desire to minimize stockholder dilution, the Committee decided not to seek stockholder approval of a new plan.  Instead the Committee developed the LTIP for long-term incentive compensation.  Three important objectives for the LTIP were to have certainty in the accounting treatment, minimize dilution, and provide a long-term incentive that also provided opportunity for investment in Company stock.

In December 2004, the Committee adopted the MEDTOX Scientific, Inc. Long-Term Incentive Plan.  Awards under the LTIP have, to date, mirrored those under the EICP, reflecting that the Committee has established common performance goals under the two plans, the same weighting of those goals, as well as the same threshold, target and maximum award levels.  This was true in 2011.

The main distinction between the LTIP and the EICP is that the LTIP provides that cash awards under the LTIP are credited to a plan participant’s account in a grantor trust as of the date awarded by the Committee.  A participant’s contribution is made in cash and is allocated (by direction of the participant) among the investment choices authorized by the Committee.  A participant may elect to have some or all of his or her contribution amount allocated to shares of our common stock.  If a participant elects to allocate some or all of his or her contribution amount to shares of our common stock, the corresponding cash contribution will be applied to purchase shares of such stock from time to time in the open market or in private transactions.  The shares so acquired are contributed to and held in a grantor trust for the benefit of the participant until the award is vested and paid out in accordance with the terms of the LTIP.

Under the LTIP, the vesting period (from 36 to 60 months) for any award is to be determined by the Committee.  In the absence of such determination, the contribution amount vests 60 months after the date granted.  However, the Committee may, in its sole discretion, accelerate the vesting of an award.  In addition, a plan participant’s award(s) becomes 100% vested immediately upon the occurrence of any of the following: (a) a Change in Control (as defined in the LTIP); (b) an involuntary termination other than for “cause” (as defined in the LTIP); (c) the participant’s death; or (d) the participant becoming disabled.  If a participant terminates his or her service with the Company prior to the vesting of an award, the award is forfeited unless the termination was in connection with the participant’s “retirement” (as defined in the LTIP) or any of the events that may trigger immediate or deferred vesting.

The Committee believes that this balanced program achieves all of the following:

•	delivers performance-based at risk compensation that provides an opportunity for equity participation,
•	ensures longer term business focus through performance awards that vest over periods of three to five years,
•	aligns the executive officers with the interests of all stockholders, and
•	addresses concerns related to stockholder dilution.

Award values were determined so that total annual direct compensation levels (base salary plus target annual cash incentive pay plus expected value of LTIP) approximate the median to 75th percentile of market practice. This level was selected based on the Company’s performance results.

In general, the value of a participant’s account under the LTIP may not be paid to a participant prior to the earlier of: (a) the participant’s termination of employment with the Company; (b) a date pre-selected by the Committee or the participant; or (c) the later of (a) or (b).  A participant’s account value is to be distributed in either a lump-sum or in annual installment payments of at least two, but not more than ten years, in accordance with the designation of the Committee or the participant’s election.

Retirement and Other Benefits

The Company has no defined benefit pension plan, but has a contributory 401(k) plan that has had no Company match for any of our named executive officers. Effective December 31, 2006, our named executive officers ceased to be eligible to contribute to the 401(k) plan.

In December 2004, the Committee adopted the MEDTOX Scientific, Inc. Supplemental Executive Retirement Plan (SERP), a deferred compensation plan that does not satisfy the minimum coverage, non-discrimination and other rules that “qualify” broad-based plans for favorable tax treatment under the Internal Revenue Code, or the Code.  The SERP provides additional retirement benefits to a select group of management employees as an integral part of a total compensation package designed to attract and retain top executive performers. Participation in the SERP is limited solely to the officers of the Company designated by the Committee.  All of our named executive officers participated in the SERP in 2011.

            The terms of the SERP provide that plan participants shall be entitled to the following amounts with respect to any calendar year:

•	an annual supplemental retirement contribution in an amount determined at the discretion of the Committee (none were made in 2011);

•
an annual 401(k) restoration amount equal to the sum of: (a) the maximum contribution permitted to a 401(k) plan under Section 402(g)(1)(B) of the Code for the taxable year ending with the applicable calendar year, (b) the maximum catch-up contribution permitted to a 401(k) plan under Section 414(v)(2)(B)(i) of the Code for the taxable year ending with the applicable calendar year, and (c) (at the discretion of the Committee) 10% of the participant’s compensation in excess of the limit on compensation under Section 401(a)(17) of the Code;

•	an elective deferred compensation amount equal to the elected percentage (from 0% to 50%) of the participant’s base compensation for the applicable calendar year; and

•	an elective deferred short-term bonus amount equal to the elected percentage (from 0% to 100%) of any EICP award to the participant in the applicable calendar year.

Mr. Braun’s SERP contribution, in addition to the 401(k) restoration amount described above, includes $75,000 which is meant to replace a previously negotiated annual restricted stock award that was obviated by the expiration of the Company’s equity compensation plan in 2003, and a discretionary 10% of the participant’s compensation in excess of the limit on compensation under Section 401(a)(17) of the Code.

Perquisites and Other Personal Benefits

The Company terminated all perquisites for automobile, financial planning and supplemental insurance effective January 1, 2007.

Employment Agreements

The Company has entered into employment agreements with certain key employees, including its named executive officers. The employment agreements are designed to promote stability and continuity of senior management in the event of an actual or threatened Change in Control. Information regarding applicable payments under such agreements for our named executive officers is provided under the heading “Potential Payments Upon Termination or Change-In-Control” on page 31.

Tax Implications

Deductibility of Executive Compensation

As part of its role, the Committee has reviewed and considered the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 (excluding certain qualified performance-based compensation) that is paid to certain individuals. The Company intends in the future that compensation paid under the management incentive plans will be fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers and to support future strategic initiatives of the Company.

Stock Ownership/Retention Guidelines

To directly align the interests of our executive officers with the interests of our stockholders, the Committee requires that each executive officer maintain a minimum ownership interest in the Company. The amount required to be retained is three times annual salary for the CEO and one times annual salary for all other named executive officers. All of our named executive officers have met and exceed the minimum requirements.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed with management the information contained in the Compensation Discussion and Analysis section of this proxy statement and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

/s/ Robert A. Rudell
Committee Chairman

/s/ Brian P. Johnson
Committee Member

/s/ Robert J. Marzec
Committee Member

2011 Summary Compensation Table

The following table summarizes compensation awarded to, earned by or paid to the Company’s (i) Chief Executive Officer, (ii) Chief Financial Officer and (iii) three most highly compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer, each of whom was serving as an executive officer of the Company as of December 31, 2011, with respect to our fiscal year ended December 31, 2011.  In this proxy statement, we refer to our Chief Executive Officer, our Chief Financial Officer and these three other executive officers collectively as our “named executive officers”.

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($) (1)	All Other Compensation ($) (2)	Total ($)

Richard J. Braun Chairman of the Board of Directors, President, Chief Executive Officer	2011 2010 2009	$390,000 $390,000 $350,500	$645,783 $1,036,616 $ -	$163,331 $105,550 $122,292	$1,199,114 $1,532,166 $472,792

Kevin J. Wiersma Vice President, Chief Administrative Officer, and Chief Financial Officer of MEDTOX Scientific, Inc., and Chief Operating Officer - Forensic Laboratory Operations	2011 2010 2009	$235,800 $235,800 $219,325	$299,883 $423,060 $ -	$22,000 $16,500 $16,500	$557,683 $675,360 $235,825

James A. Schoonover Vice President, Sales and Marketing and Chief Marketing Officer	2011 2010 2009	$235,800 $235,800 $222,376	$299,883 $423,060 $ -	$22,000 $22,000 $22,000	$557,683 $680,860 $244,376

B. Mitchell Owens Vice President and Chief Operating Officer of MEDTOX Diagnostics, Inc.	2011 2010 2009	$235,800 $223,100 $207,506	$299,883 $400,274 $ -	$22,000 $22,000 $22,000	$557,683 $645,374 $229,506

Susan E. Puskas Vice President, Quality Assurance, Regulatory Affairs, and Chief Operating Officer - Clinical Laboratory Operations	2011 2010 2009	$235,800 $235.800 $219,325	$299,883 $423,060 $ -	$22,000 $22,000 $22,000	$557,683 $680,860 $241,325

(1)
Represents the aggregate dollar amount of awards earned under the EICP and LTIP upon the satisfaction of performance-based financial and other objectives for 2011 and 2010.   For 2011, the following amounts were paid under the EICP for each named executive officer:  Mr. Braun - $12,891; Mr. Schoonover - $5,846; Mr. Wiersma - $5,846; Ms. Puskas - $5,846; and Mr. Owens - $5,846.   For 2011, the following amounts were earned under the LTIP for each named executive officer:  Mr. Braun - $632,892; Mr. Schoonover - $294,037; Mr. Wiersma - $294,037; Ms. Puskas - $294,037; and Mr. Owens - $294,037.  Both EICP and LTIP awards are paid in cash.  However, under the LTIP, awards are deferred for a period determined by the Committee, during which period award recipients have the option to invest such awards in any of the investment choices authorized by the Committee, including shares of the Company’s common stock purchased in open-market transactions. Each of the named executive officers elected to invest the full amount of their 2011 LTIP awards in shares of our common stock.

(2)	Represents Company contributions to the named executive officer’s participant account under our Supplemental Executive Retirement Plan.

2011 Grants of Plan-based Awards Table

The following table summarizes grants made on February 11, 2011, of plan-based awards that could be earned by our named executive officers with respect to the fiscal year ended December 31, 2011.

Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Plan	Threshold ($)	Target ($)	Maximum ($)
Richard J. Braun	EICP LTIP	$78,000 $78,000	$390,000 $390,000	$780,000 $780,000
Kevin J. Wiersma	EICP LTIP	$35,370 $35,370	$176,850 $176,850	$353,700 $353,700
James A. Schoonover	EICP LTIP	$35,370 $35,370	$176,850 $176,850	$353,700 $353,700
B. Mitchell Owens	EICP LTIP	$35,370 $35,370	$176,850 $176,850	$353,700 $353,700
Susan E. Puskas	EICP LTIP	$35,370 $35,370	$176,850 $176,850	$353,700 $353,700
(1) Actual amounts earned by the named executive officers for 2011 are reported in the Summary Compensation Table on page 27 under the column entitled “Non-Equity Incentive Plan Compensation”.

Narrative Disclosure Relating to the Summary Compensation Table

Base Salary

The Company has entered into employment agreements with each of our named executive officers.  The employment agreement with Richard J. Braun, our President and Chief Executive Officer, and the Chairman of our Board of Directors, was revised and renewed as of January 1, 2007 and amended effective January 1, 2009.  After an analysis of Mr. Braun’s total compensation, the Committee determined that the Company should no longer provide supplemental insurance and auto allowance payments and that those costs should be borne by the executive directly.  Mr. Braun's employment agreement originally provided for an annual base salary of $300,000, which is reviewed annually.  The employment agreements of our other named executive officers were entered into on December 27, 2006 and amended effective January 1, 2009. The employment agreements with each of our named executive officers originally provided for annual base salaries equal to their base salaries received in 2006, subject to annual review.  The term of the employment agreements is one year, subject to automatic renewal for 12-month terms if not terminated in accordance with the terms of the agreement.

Performance-Based Incentive Compensation under the EICP and LTIP

Each of the employment agreements with our named executive officers provides that the executive officer is eligible to participate in the Company’s EICP and LTIP.

For 2011, the performance goals established by the Committee under the EICP and LTIP for each of our executive officers related to the Company’s operating income, revenues, operating cash flows, and SG&A as a percentage of sales.

2011 Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information as of December 31, 2011, regarding unexercised stock options held by each of our named executive officers.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Option Exercise Price ($) (2)	Option Expiration Date
Kevin J. Wiersma	30,000 15,000	$3.70 $4.41	12/31/2013 1/1/2013
James A. Schoonover	30,000 15,000	$3.70 $4.41	12/31/2013 1/1/2013
B. Mitchell Owens	30,000 15,000	$3.70 $4.41	12/31/2013 1/1/2013
Susan E. Puskas	30,000 15,000	$3.70 $4.41	12/31/2013 1/1/2013

(1)	All option awards were fully vested as of December 31, 2011.

(2)	The exercise price of stock options reflected in the table represents the closing market price of our common stock on the date of grant.

2011 Option Exercises Table

The following table sets forth certain information with respect to the amounts received upon the exercise of options during the year ended December 31, 2011, for each of the named executive officers on an aggregated basis.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Kevin J. Wiersma	9,900 (2)	$ 67,632
James A. Schoonover	9,900	$ 68,790
B. Mitchell Owens	9,900 (3)	$ 60,801

(1)	Represents the difference between the exercise price and the fair market value of our common stock on the date of exercise, multiplied by the number of shares underlying the options exercised.

(2)	In connection with his exercise, Mr. Wiersma swapped options for 6,799 shares sufficient to cover the exercise price and retained the remaining 3,101 shares.

(3)	In connection with his exercise, Mr. Owens swapped options for 6,959 shares sufficient to cover the exercise price and retained the remaining 2,941 shares.

Pension Benefits

We do not have a defined benefit pension plan and our named executive officers are not eligible to participate in the Company’s 401(k) plan.

2011 Nonqualified Deferred Compensation Table

The following table shows the nonqualified deferred compensation plan activity during 2011.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings/(Loss) in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)
Richard J. Braun	-	$163,331	$ (10,304)	-	$ 551,635
Kevin J. Wiersma	-	$ 22,000	$ (2,398)	$16,390	$ 132,037
James A. Schoonover	-	$ 22,000	$ (1,513)	$23,670	$ 114,042
B. Mitchell Owens	-	$ 22,000	$ (2,387)	-	$ 165,557
Susan E. Puskas	-	$ 22,000	$ (2,596)	-	$ 177,869

(1)	Represents the Company’s contribution to the SERP. This contribution is also included in “All Other Compensation” in the Summary Compensation Table on page 27.

(2)	Represents earnings on the plan balance in 2011.

(3)
Of the amounts reported in this column, $380,342 of Mr. Braun’s balance at the end of 2011, $64,000 of Mr. Wiersma’s balance at the end of 2011, $64,500 of Mr. Schoonover’s balance at the end of 2011, $85,000 of Mr. Owen’s balance at the end of 2011, and $85,000 of Ms. Puskas’ balance at the end of 2011 were reported previously as compensation in the Company's Summary Compensation Tables for prior years.

Under the SERP, a participant’s interest in the SERP is reflected in an individual participant account. The participant’s annual supplemental retirement contribution amount and annual 401(k) restoration amount are credited to the participant’s account as of the date granted by the Committee, but no later than April 1 after the close of the applicable calendar year. A corresponding contribution is made to a grantor trust no later than December 31 after the close of the applicable calendar year. The participant’s deferred compensation amount and deferred short-term bonus amount are credited to the participant’s account as of the pay date such amount would have been paid to the participant, absent a deferral, under the SERP. A corresponding contribution of such amount is made to a grantor trust as soon as reasonably practicable after such amount is credited to the participant’s account.

A participant is vested in 1/36th of his 2011 annual supplemental retirement contribution amount and annual 401(k) restoration amount for the applicable calendar year for each full month the participant is employed by the Company during the calendar year that such amounts are contributed to the grantor trust under the plan.  A participant is 100% vested at all times in the deferred compensation amount and deferred EICP bonus amount.

 A participant advises the Committee how the participant wishes his account to be allocated among the investment choices authorized by the Committee.

 In general, the value of a participant’s account under the plan may not be paid to a participant prior to the earlier of: (a) the participant’s termination of employment with the Company; (b) a date pre-selected by the participant; (c) the earlier of (a) or (b); or (d) the later of (a) or (b). A participant’s account value is to be distributed in either a lump-sum or in annual installment payments of at least two years, but not more than ten years, in accordance with the participant’s election.

Potential Payments Upon Termination or Change In Control

Under the terms of each of the employment agreements with our named executive officers, we are obligated to make payments (and continue to provide benefits) to these executive officers in any of the following circumstances:

•
the termination of the executive officer’s employment other than for “Cause” (as defined in the employment agreements), including in the event of the executive officer’s voluntary termination or death;

•
upon the occurrence of a “Change in Control” or a “Potential Change in Control” (as those terms are defined in the employment agreements), provided that, in the event of a Potential Change in Control, the executive officer agrees to remain employed by the Company for a period of six months after the occurrence of such Potential Change in Control;

•	a material alteration of the executive officer’s duties, responsibilities or authority, or a required relocation of greater than 50 miles; or

•	a breach by the Company of any of its obligations under the applicable employment agreement.

For purposes of each of the employment agreements:

“Cause” is defined as the willful and continued failure by the executive officer to substantially perform his or her duties after a written demand for substantial performance is delivered by the Board, or the willful engaging by the executive officer in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise.

“Change in Control” is defined as: (a) a Change in Control that would be required to be reported under the SEC’s proxy rules; (b) a merger or consolidation to which we are a party if, following consummation of the merger or consolidation, the individuals and entities who were stockholders of the Company have beneficial ownership of less than 50% of the combined voting power of the surviving corporation; or (c) if, during any period of 24 consecutive months, individuals who constitute the Board cease for any reason other than death to constitute at least a majority of the Board, subject to certain exceptions.  For purposes of our SERP, Change in Control is defined by reference to Section 409A(a)(2)(A)(v) of the Internal Revenue Code.

“Potential Change in Control” is deemed to have occurred if: (a) we enter into an agreement, the consummation of which would result in a Change in Control; (b) any person publicly announces an intention to take or consider taking actions which, if consummated, would constitute a Change in Control; (c) any person becomes the beneficial owner, directly or indirectly, of 25% or more of the combined voting power of our then outstanding securities; or (d) the Board adopts a resolution to the effect that a Potential Change in Control has occurred.

Termination Without Cause, Change in Duties/Relocation, or Our Breach of the Employment Agreement

In the event of a termination of a named executive officer (i) without Cause, (ii) in connection with a change in duties or a relocation, or (iii) in connection with our breach of the applicable employment agreement, the executive officer’s employment shall cease and he or she shall be entitled to:

•	payment of his or her then current base salary for 12 months following the date of termination;

•	payment of one times the annual incentive compensation target provided for under the EICP for the 12-month period following the date of termination;

•	continued participation in the EICP, on a pro rata basis, for the calendar year in which the termination occurs;

•	a lump-sum payment of any amounts the executive officer has accrued under the LTIP and the SERP; and

•
continuous coverage, at the Company's expense, under any group health plan and other benefits maintained by or on behalf of us in which the executive officer participated at the date of termination, for a 12-month period following the date of termination.

Termination Upon Death

If a named executive officer’s employment terminates as a result of his or her death, the executive officer is entitled to continuation of the payment of his or her base salary (to be paid to the executive officer’s beneficiary) for a period of 24 months (in Mr. Braun’s case) and 18 months (in the case of each of our other named executive officers).  In addition, the executive officer would be entitled to 2 times (in the case of Mr. Braun) and 1.5 times (in the case of each of our other named executive officers) the annual incentive compensation target then in effect under the EICP, to be paid in a lump sum to the executive officer’s beneficiary.  In addition, any amounts the executive officer has accrued under the LTIP and the SERP, as well as shares of restricted stock held by the executive officer, would be paid to his or her beneficiary.  In addition, continuous coverage, at the Company's expense, under any group health plan and other benefits maintained by or on behalf of us in which the executive officer participated at the date of termination, for a 24-month period (in Mr. Braun’s case) or an 18-month period (in the case of each of our other named executive officers).

Voluntary Termination

If a named executive officer voluntarily terminates his employment, we are obligated to pay his or her base salary for a period of 60 days from the date of notice.  In addition, any amounts accrued and vested under the SERP are to be paid in a lump sum upon termination.

Change in Control/Potential Change in Control

In the event of a Change in Control or Potential Change in Control, the executive officers shall be entitled to:

•	payment of his or her then current base salary for 24 months (in Mr. Braun’s case) and 18 months (in the case of each of our other named executive officers);

•
payment of the annual incentive compensation target provided for under the EICP for the 12-month period following the date of Change in Control or Potential Change in Control. The payment shall be 2 times (in Mr. Braun’s case) or 1.5 times (in the case of each of our other named executive officers) the annual incentive compensation target then in effect under the EICP, such incentive compensation to be paid in a lump sum;

•	continued participation in the EICP, on a pro rata basis, for the calendar year in which the termination occurs;

•	a lump-sum payment of any amounts the executive officer has accrued under the LTIP and the SERP; and

•
continuous coverage, at the Company's expense, under any group health plan and other benefits maintained by or on behalf of us in which the executive officer participated at the date of termination, for a 24-month period (in Mr. Braun’s case) or an 18-month period (in the case of each of our other named executive officers).

Retirement

If a named executive officer retires, we are obligated to pay any amounts due under the LTIP on the effective date of retirement.  We are also obligated to pay amounts accrued in the participant's account under the SERP on dates pre-selected by the participant.

Calculation of Benefits

The following table includes an estimate of the potential payments we would be required to make upon the termination of employment of our named executive officers in each of the circumstances described above.  In providing the estimated potential payments, we have made the following general assumptions in all circumstances where applicable:

•	The date of termination is December 30, 2011, and the closing price of our common stock on that date is $14.05 per share.

•
The annual base salary at the time of termination is equal to the base salary as of December 30, 2011, for each executive officer as follows: Richard J. Braun, $390,000; Kevin J. Wiersma, $235,800; James A. Schoonover, $235,800; B. Mitchell Owens, $235,800; and Susan E. Puskas, $235,800.

•	There is no accrued and unpaid base salary or incentive compensation under either the EICP or the LTIP.

•	As of December 30, 2011, Mr. Braun and Ms. Puskas are the only executive officers that have reached an age eligible for retirement under the plans.

Name	Benefit	Termination Without Cause	Change in Control (CIC) or Potential CIC	Voluntary Termination	Retirement		Death
Richard J. Braun	Salary Annual Incentive Benefits' Continuation SERP LTIP Total	$390,000 390,000 14,550 551,635 2,831,581 4,177,766	$780,000 780,000 29,099 551,635 2,831,581 4,972,315	$65,000 - - 361,098 - 426,098	$	- - - 551,635 2,831,581 3,383,216	$780,000 780,000 29,099 551,635 2,831,581 4,972,315
B. Mitchell Owens	Salary Annual Incentive Benefits' Continuation SERP LTIP Total	$235,800 176,850 14,351 139,758 803,618 1,370,377	$353,700 265,275 21,527 139,758 803,618 1,583,878	$39,300 - - 110,853 - 150,153	$	- - - - - -	$353,700 265,275 21,527 139,758 803,618 1,583,878
Susan E. Puskas	Salary Annual Incentive Benefits' Continuation SERP LTIP Total	$235,800 176,850 10,004 139,758 747,727 1,310,139	$353,700 265,275 15,006 139,758 747,727 1,521,466	$39,300 - - 110,853 - 150,153	$	- - - 139,758 747,727 887,485	$353,700 265,275 15,006 139,758 747,727 1,521,466
James A. Schoonover	Salary Annual Incentive Benefits' Continuation SERP LTIP Total	$235,800 176,850 14,465 114,043 781,630 1,322,788	$353,700 265,275 21,698 114,043 781,630 1,536,346	$39,300 - - 85,137 - 124,437	$	- - - - - -	$353,700 265,275 21,698 114,043 781,630 1,536,346
Kevin J. Wiersma	Salary Annual Incentive Benefits' Continuation SERP LTIP Total	$235,800 176,850 14,465 110,042 758.040 1,295,197	$353,700 265,275 21,698 110,042 758.040 1,508,755	$39,300 - - 83,422 - 122,722	$	- - - - - -	$353,700 265,275 21,698 110,042 758.040 1,508,755

Under each of the employment agreements with our named executive officers, the executive officer has agreed not to divulge, furnish or otherwise make accessible to anyone or use in any way (other than in the business of the Company) any confidential or secret knowledge or information of the Company, including trade secrets, secret designs, processes, formulae, plans, devices or materials, customer or supplier lists of the Company, or any other confidential information.  In addition, the executive officer has agreed, during the term of the agreement, and for a period of 12 months thereafter, not to, directly or indirectly, engage in competition with us in any manner or capacity in any phase of its business conducted during the term of the agreement.  Further, in the 12-month period following the termination of the agreement, the executive officer has agreed not to solicit or otherwise encourage (i) any customer to purchase, lease or otherwise use any product or service offered by the executive officer or any organization with which he or she is affiliated, or (ii) any of our employees to leave the employ of the Company.

Director Compensation

Each non-employee Board member receives annual compensation in an amount determined by the Compensation Committee from time-to-time to be appropriate. Such compensation is currently established as set forth below:

•	The annual base compensation to be paid to non-employee Board members is $21,000.

•	$4,000 is added to the annual base compensation for service as Chairperson of the Corporate Governance and Risk Management Committee.

•	$6,000 is added to the annual base compensation for service as Chairperson of the Compensation Committee or as Chairperson of the Audit Committee.

•	Non-employee Board members also receive an annual long-term incentive contribution amount under the Company’s Long-Term Incentive Plan of $21,000.

•
Non-employee Board members who serve as Chairperson of the Corporate Governance and Risk Management Committee receive an additional annual long-term incentive contribution amount under the LTIP of $4,000.

•
The non-employee Board members who serve as Chairperson of the Compensation Committee or as Chairperson of the Audit Committee receive an additional annual long-term incentive contribution amount under the LTIP of $6,000.

Each of the non-employee Board members elected to take their entire 2011 LTIP contribution amount in the form of shares of our common stock.

In addition to the compensation described above, Board members are entitled to reimbursement for travel-related expenses incurred in attending meetings of the Board and its committees.

The following table shows total compensation earned by each non-employee director during 2011.

Name	Fees Earned or Paid in Cash ($)	Non-Equity Incentive Plan Compensation ($) (1)	Total ($)

Brian P. Johnson	$25,000	$25,000	$50,000

Robert J. Marzec	$27,000	$27,000	$54,000

Samuel C. Powell	$21,000	$21,000	$42,000

Robert A. Rudell	$27,000	$27,000	$54,000

(1)	Represents contribution amounts awarded under our LTIP. Each non-employee director elected to take his entire LTIP contribution amount in the form of shares of our common stock.

Equity Compensation Plan Information

The following table sets forth information about our equity compensation plans at December 31, 2011.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	208,875 (1)	$3.97	430,800 (2)
Equity compensation plans not approved by security holders	None	Not Applicable	None

Total	208,875	$3.97	430,800

(1)
Includes shares of our common stock to be issued upon the exercise of options granted under the Restated Equity Compensation Plan.  Our stock option plans have provided incentives to eligible employees, officers and non-employee directors in the form of incentive stock options, nonqualified stock options, stock appreciation rights, restricted and unrestricted stock awards, performance shares and other stock-based awards.  The Compensation Committee of the Board of Directors determines the exercise price (not to be less than the fair market value of the underlying stock) of stock options at the date of grant.  Options generally become exercisable in installments over a period of one to five years and expire ten years from the date of grant.  The plans include an anti-dilution formula that automatically adjusts the number of shares to be issued for the effects of any stock dividends or stock splits.

(2)
Consists of shares available for issuance under the 2010 Stock Incentive Plan.  At December 31, 2011, the Restated Equity Compensation Plan had expired, although options granted under such plan before that date continue to be outstanding and exercisable.  There are no options available for future grant under this plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee as of the 2011 fiscal year end were Robert A. Rudell, Robert J. Marzec and Brian P. Johnson.  None of the members of the Compensation Committee during fiscal 2011 is or was an officer or employee of the Company or any of its subsidiaries.  During 2011, no executive officer of the Company served as a director or member of the compensation committee of any other entity which had an executive officer serving as a member of our Board or the Compensation Committee of our Board.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012

The Audit Committee has selected Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012, and the Board of Directors has further directed that management should submit the appointment of the independent registered public accounting firm for ratification by our stockholders at the annual meeting.  Deloitte & Touche has audited the Company’s financial statements since 1998.

Our bylaws do not require that our stockholders ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm.  However, the Board is submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate governance.  The Audit Committee will consider the outcome of this vote in its decision to appoint an independent registered public accounting firm next year, but is not bound by the stockholders' vote. Even if the selection of Deloitte & Touche LLP is ratified, the Audit Committee may change the appointment at any time during the year if it determines that a change would be in the best interest of the Company and its stockholders.

Representatives from Deloitte & Touche LLP are expected to be present at the annual meeting to answer questions, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.  Further information about the services of Deloitte & Touche LLP, including the fees paid in 2011 and 2010, is set forth on page 39.

The Board of Directors recommends that stockholders vote FOR Proposal 2.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter adopted by the Board of Directors and as reaffirmed in December 2011, the Audit Committee (“Committee”) of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.  During the fiscal year ended December 31, 2011, the Committee Chairman discussed the interim financial information contained in each quarterly earnings announcement with Company management and the independent registered public accounting firm prior to each public release.

The Committee has received the written disclosures and the letter from the Company’s independent registered public accounting firm, Deloitte & Touche LLP, required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Committee concerning independence, and has discussed with the independent accountant the independent accountant's independence.  The Committee reviewed, with the independent registered public accounting firm and management, the audit plan, audit scope, and identification of audit risks.

The Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2011, with management and the independent registered public accounting firm.  Management has the responsibility for the preparation of the Company’s consolidated financial statements and the independent registered public accounting firm has the responsibility for the examination of those statements.  The Committee also discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the consolidated financial statements.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Committee recommended to the Board that the Company’s consolidated audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the SEC.

Date:  March 8, 2012

/s/ Robert J. Marzec
Committee Chairman

/s/ Robert A. Rudell
Committee Member

/s/ Brian P. Johnson
Committee Member

FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees for professional services rendered by Deloitte & Touche LLP for the audit of our annual consolidated financial statements for the years ended December 31, 2011 and 2010, and fees billed for other services rendered by Deloitte & Touche LLP during those periods.  All of these fees were approved by the Audit Committee.

	2011	2010

Audit Fees (a)	$ 335,000	$ 340,000
Audit-Related Fees	-	-
Tax Fees (b)	77,000	65,000
All Other Fees	-	-
Total	$ 412,000	$ 405,000

(a)
Includes fees for professional services provided in connection with the audit of our annual financial statements, review of our quarterly financial statements, Sarbanes-Oxley Section 404 work and review of other documents filed with the SEC.

(b)	Represents fees for tax compliance services.

PRE-APPROVAL POLICIES AND PROCEDURES

Under the Audit Committee’s charter, the Audit Committee is required to pre-approve all audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the auditors’ independence.  On an annual basis, the Audit Committee will review and provide pre-approval for certain types of services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee.  If a type of service to be provided by the independent registered public accounting firm has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee.  The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.

The Company’s Audit Committee has considered whether provision of the above non-audit services is compatible with maintaining Deloitte & Touche LLP’s independence and has determined that such services are compatible with maintaining Deloitte & Touche LLP’s independence.

OTHER BUSINESS OF THE MEETING

Management is not aware of any matters to come before the annual meeting other than those stated in the proxy statement.  However, since it is possible that matters of which management is not now aware may come before the meeting or any adjournment of the meeting, the proxies confer discretionary authority with respect to acting thereon, and the persons named in such properly executed proxies intend to vote, act and consent in accordance with their best judgment with respect thereto.  Upon receipt of such proxies (in the form enclosed) in time for voting, the shares represented thereby will be voted as indicated thereon and in the proxy statement.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

A stockholder may submit a proposal for inclusion in our proxy statement and related form of proxy for our annual meeting of stockholders in 2013 provided such proposal is received at our principal executive offices located at 402 West County Road D, St. Paul, Minnesota 55112, not later than December 13, 2012 and is in compliance with applicable SEC regulations.

Under the terms of our bylaws, any stockholder who is entitled to vote for the election of directors at a meeting of stockholders may submit a nominee for election to the Board of Directors of the Company at an annual meeting of stockholders, and any stockholder may have other business brought before an annual meeting of stockholders, provided such stockholder delivers timely and proper notice to our Secretary.  To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices not less than 60 nor more than 90 days prior to the date of the annual meeting, unless we provide less than 70 days’ notice or other announcement of the date of the annual meeting in which case notice by the stockholder must be received not later than the close of business on the 10th day following the day on which notice of the annual meeting date is mailed or announced, whichever occurs first.

With respect to the nomination of directors, to be in proper form, a stockholder’s notice to our Secretary must set forth the items specified in the bylaws for each person whom the stockholder proposes to nominate as a director, including: (i) the name, age, business address and residence address of such person; (ii) the principal occupation or employment of such person; (iii) the class and number of our shares, if any, beneficially owned by such person; and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors under Regulation 14A under the Exchange Act (including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected).  With respect to other business, to be in proper form, a stockholder's notice to our Secretary must set forth the items specified in the bylaws for each matter the stockholder proposes to bring before the annual meeting, including: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; and (ii) any material interest of the stockholder in such business.  In addition, the stockholder’s notice in each case must set forth the items specified in the bylaws with respect to the stockholder giving the notice, specifically: (i) the name and address of the stockholder; and (ii) the class and number of our shares beneficially owned by the stockholder.

By order of the Board of Directors,

/s/ Richard J. Braun
Chairman of the Board, President and
Chief Executive Officer
St. Paul, Minnesota
April 2, 2012

COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2011, MAY BE OBTAINED WITHOUT CHARGE BY ANY STOCKHOLDER TO WHOM THE PROXY STATEMENT IS SENT, UPON WRITTEN REQUEST TO THE SECRETARY, MEDTOX SCIENTIFIC, INC., 402 WEST COUNTY ROAD D, ST. PAUL, MINNESOTA 55112.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith file reports, proxy statements and other information with the SEC.  Reports, proxy statements and other information filed by us can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.  The SEC maintains a web site that contains reports, proxy and information statements and other information regarding issues that are filed electronically with the SEC.  The address of the web site is http://www.sec.gov.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:  The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com.

MEDTOX SCIENTIFIC, INC.
ANNUAL MEETING OF STOCKHOLDERS
MAY 21, 2012, 4:00 PM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Richard J. Braun and Kevin J. Wiersma, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MEDTOX SCIENTIFIC, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 4:00 PM, CDT on May 21, 2012, at The Radisson Hotel, 2540 North Cleveland Avenue, Roseville, Minnesota, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on the reverse side

VOTE BY INTERNET  - www.proxyvote.com
Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY  11717

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:    [ X ]

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

                   FOR           WITHHOLD             FOR ALL                      To withhold authority to vote for
                ALL                       EXCEPT                        any individual nominee(s), mark
The Board of Directors recommends that                                                                                                               “For All Except” and write the
you vote FOR the following:                                                                                                                                     number(s) of the nominee(s)
                       on the line below.

Proposal 1. Election of Directors	[ ]	[ ]	[ ]	__________________________
  Nominees:
01	Samuel C. Powell
02	Robert A. Rudell

The Board of Directors recommends you vote FOR proposal 2:
          FOR                      AGAINST                      ABSTAIN

Proposal 2.	To ratify the appointment of Deloitte & Touche LLP	[ ]	[ ]	[ ]
as the Company’s independent registered public
accounting firm for 2012.

Note:  In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here.	[ ]
(see reverse for instructions)
 Yes                       No
Please indicate if you plan to attend this meeting.                                        [     ]                      [     ]

Please sign exactly as your name(s) appear(s) hereon.  When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally.  All holders must sign.  If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

_______________________________________                                          _______________________________________
Signature (Please sign within box)                  Date                                             Signature (Joint Owners)                                    Date